SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Bud Fanelli
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2010 Third Quarter, Year-to-Date

-- Net sales increase 65% --
-- Company achieves net income of $10.4 million vs. year-ago loss of $12.7 million --

VAN NUYS, CALIFORNIA -- November 5, 2010 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $10.4 million, or $0.39 per diluted share, for the third quarter of 2010.  This compares to a net loss in the third quarter of 2009 of $12.7 million, or $0.48 per share.

Unit shipments increased 45% in the third quarter of 2010, compared with the same period a year ago. Gross profit rose by $15.5 million to $19.7 million from $4.2 million for the third quarter of 2009.  Income from operations increased $12.9 million to $11.4 million compared to a loss from operations of $1.5 million in the third quarter a year ago.

Net sales for the third quarter of 2010 grew 65% on increased unit shipments to all customers, compared with the third quarter of 2009.  Specifically, unit shipments increased to Chrysler by 65%, General Motors by 36%, Ford by 31% and international customers by 75%, compared with the same quarter of 2009.

“Across the board, our customers are replenishing inventory and seeing continued higher demand for their products, which translates well for us,” said Steven J. Borick, Chairman, Chief Executive Officer and President.  “As a result of this increased demand by our customers and our higher production level, gross margin increased substantially during the quarter, compared to the same period last year.  Additionally, more stable demand levels helped us build on the benefits of the previous restructuring actions that were taken to strengthen the company for the long term.”

2010 Third Quarter Results
Consolidated net sales rose 65.0% to $183.7 million from $111.4 million for the same period of 2009.  The 45% increase in unit shipments contributed $49.5 million of the $72.3 million increase in net sales, while the higher pass-through pricing of aluminum contributed $18.7 million of the total increase.  Average selling prices increased approximately 14.4% compared with the prior year period.

Gross profit increased to $19.7 million, or 10.7% of net sales, compared with gross profit of $4.2 million, or 3.8% of net sales, for the third quarter of 2009.  Gross profit for the 2009 third quarter included severance and other non-impairment costs associated with plant closures of approximately $4.7 million, partially offset by mark-to-market adjustments on the company’s gas contracts of $811,000.  Similar adjustments in the third quarter of 2010 reduced gross profit by approximately $219,000.

SG&A expenses increased to $8.3 million, or 4.5% of net sales, from $5.8 million, or 5.2% of net sales, in the same period a year ago, principally due to higher costs associated with the company’s new enterprise resource planning (ERP) system of $1.0 million, an increase of approximately $555,000 in the provision for doubtful accounts and $888,000 of other asset write-offs.

Income from operations increased $12.9 million to $11.4 million, or 6.2% of net sales, versus a loss from operations of $1.5 million, or 1.4% of net sales, for the third quarter of 2009.

Income before income taxes and equity earnings was $12.6 million, compared with $103,000 for the third quarter of 2009. Income tax provision was $2.2 million compared with $8.8 million last year.

At September 30, 2010, working capital was $288.7 million, including cash, cash equivalents and short-term investments of $136.0 million.  At September 30, 2009, working capital was $241.2 million, including cash and cash equivalents of $137.7 million.  Superior has no bank or other interest bearing debt.

Year-to-Date Results
Net sales increased 93% to $528.5 million from $273.8 million for the first nine months of 2009.  Unit wheel shipments increased 72%, compared with the prior-year period.

Gross profit was $60.2 million, or 11.4% of net sales, compared to negative gross profit of $22.3 million, or 8.2% of net sales, in the prior year period.  The current year’s gross profit included $3.2 million of severance and other non-impairment costs associated with plant closures compared to $14.0 million in the first nine months of 2009.  Mark-to-market adjustments on the company’s gas contracts resulted in additional gross profit of $1.0 million in the first nine months of 2010 compared to a reduction of gross profit of $2.9 million in the comparable period in 2009.

SG&A expenses increased to $21.9 million from $16.4 million in the first nine months of 2009, primarily due to costs related to a new enterprise resource planning system of $2.2 million, an increase in the provision for doubtful accounts of $1.5 million and higher incentive compensation costs of $834,000.

Income from operations increased to $38.4 million, versus a loss from operations of $50.5 million for the first nine months of 2009.  During the first nine months of 2009, the company recorded impairment costs totaling $11.8 million associated with long-lived assets of its Fayetteville facility and certain other operating assets related to the closures of its Pittsburg and Van Nuys plants.

Income before income taxes and equity earnings was $34.9 million compared to the loss before income taxes and equity earnings of $50.6 million for the first nine months of 2009.  Results for the first nine months of 2010 include the $4.1 million loss on sale of the company’s joint venture in Hungary.  The company’s share of the Hungarian joint venture’s losses prior to the sale of that investment in late June 2010 was $2.8 million, compared with losses of $7.2 million in the first nine months of 2009.

The income tax provision was $2.7 million compared with $32.4 million for the first nine months of 2009.  Due to the completion of a tax examination during the first quarter of 2010, the income tax provision included the reversal of a portion of the liability for unrecognized tax benefits, the net impact of which was a benefit of $10.4 million.  The reduction of income tax expense was partially offset by the net provision for income taxes on U.S. and foreign income and other current period tax adjustments.

During the 2009 period, the company recorded a valuation allowance on its U.S. and Mexico deferred tax assets totaling $43.8 million.  This charge against 2009 income tax expense was necessary because of the continued deterioration of the overall economy and the volatility of the automotive industry in the first quarter of 2009, which created significant uncertainty as to the realization of those deferred tax assets.

Net income for the first nine months of 2010 was $29.4 million, or $1.10 per diluted share, compared to a net loss of $90.2 million, or $3.38 per share, in the same period in 2009.

Conference Call
Superior will host a conference call beginning at 10 a.m. PDT (1 p.m. EDT) on November 5, 2010 that will be broadcast on the company's website, www.supind.com.  Interested parties are invited to listen to the web cast.  In addition, a PowerPoint presentation will be posted on the company’s website and referred to during the conference call.  The web cast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and archived for approximately one year.

During the conference call, the company’s management plans to review operating results and discuss other financial and operating matters.  In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior designs, manufactures and supplies aluminum wheels to Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Suzuki, Toyota and Volkswagen.  With wheel manufacturing operations in the United States and Mexico, Superior is one of the largest suppliers of cast aluminum wheels to the world’s leading automobile and light truck manufacturers.  For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	Sept. 26	Sept. 27	Sept. 26	Sept. 27
	2010	2009	2010	2009
Net Sales	$183,712	$111,371	$528,470	$273,805

Cost of Sales	163,994	107,149	468,232	296,152
Gross Profit (Loss)	19,718	4,222	60,238	(22,347)

Selling and Administrative Expenses	8,337	5,781	21,886	16,394
Impairment of Long-Lived Assets	-	-	-	11,804
Income (Loss) From Operations	11,381	(1,559)	38,352	(50,545)

Loss on Sale of Investment in Joint Venture	-	-	(4,110)	-
Interest Income, Net	727	844	1,408	1,603
Other Income (Expense), Net	493	818	(713)	(1,636)

Income (Loss) Before Income Taxes
and Equity Earnings	12,601	103	34,937	(50,578)

Income Tax Provision	(2,204)	(8,772)	(2,705)	(32,415)
Equity Losses of Joint Venture	-	(4,072)	(2,847)	(7,218)

Net Income (Loss)	$10,397	$(12,741)	$29,385	$(90,211)

Income (Loss) Per Share:
Basic	$0.39	$(0.48)	$1.10	$(3.38)
Diluted	$0.39	$(0.48)	$1.10	$(3.38)

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,669,000	26,668,000	26,668,000	26,668,000
Diluted	26,717,000	26,668,000	26,725,000	26,668,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

			As of
			Sept. 26 2010	Sept. 27 2009
Current Assets			$363,784	$304,492
Property, Plant and Equipment, net			167,233	180,389
Investments and Other Assets			41,924	51,146
			$572,941	$536,027

Current Liabilities			$75,134	$63,303
Long-Term Liabilities			109,404	95,278
Shareholders' Equity			388,403	377,446
			$572,941	$536,027